SCHEDULE 14A
                                  (Rule 14a-101)
                      INFORMATION REQUIRED IN PROXY STATEMENT

                             SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No. _______)

          Filed by the registrant    X
          Filed by a party other than the registrant    __
          Check the appropriate box:
          __   Preliminary proxy statement
          x    Definitive proxy statement
          __   Definitive additional materials
          __   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
          __   Confidential, for use of the Commission only (as permitted by
               Rule 14a-6(e)(2))

                          OLD KENT FINANCIAL CORPORATION
________________________________________________________________________________
                 (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
     X    $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2),
          or Item 22(a)(2) of Schedule 14A.
     __ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     __   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
          11.
     (1)  Title of each class of securities to which transaction applies:
________________________________________________________________________________
     (2)  Aggregate number of securities to which transaction applies:
________________________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
________________________________________________________________________________
     (4)  Proposed maximum aggregate value of transaction:
________________________________________________________________________________
     (5)  Total fee paid:
________________________________________________________________________________
     __   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.







     (1)  Amount previously paid:
________________________________________________________________________________
     (2)  Form, Schedule or Registration Statement No.:
________________________________________________________________________________
     (3)  Filing party:
________________________________________________________________________________
     (4)  Date filed:
________________________________________________________________________________














































                         OLD KENT FINANCIAL CORPORATION
                             One Vandenberg Center
                          Grand Rapids, Michigan 49503


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          The annual meeting of shareholders of Old Kent Financial Corpora-tion will be held in the Pantlind Ballroom of the Amway Grand Plaza Hotel, 187 Monroe Avenue N.W., Grand Rapids, Michigan, on Monday, April 17, 1995, at 10 a.m. local time to consider and vote upon election of directors and such other business as may properly come before the meeting.

          Shareholders of record at the close of business on February 21, 1995, are entitled to notice of and to vote at the meeting or any adjourn-ment of the meeting. The following Proxy Statement and enclosed form of proxy are being furnished to holders of Old Kent Common Stock on and after March 1, 1995.


March 1, 1995                      By Order of the Board of Directors,



                                   Martin J. Allen, Jr.
                                   Secretary


        It is important that your shares be represented at the meeting.
                   Even if you expect to attend the meeting,
                  PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY.























PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                         OLD KENT FINANCIAL CORPORATION

                                 April 17, 1995


          This Proxy Statement and the enclosed proxy are being furnished to holders of Common Stock, $1 par value, of Old Kent Financial Corporation ("Old Kent" or the "Corporation") on and after March 1, 1995, in connection with the solicitation of proxies by the Old Kent board of directors for use at the annual meeting of Old Kent shareholders to be held on April 17, 1995, and at any adjournment of that meeting. The annual meeting will be held in the Pantlind Ballroom of the Amway Grand Plaza Hotel, 187 Monroe Avenue N.W., Grand Rapids, Michigan, 49503, at 10 a.m. local time.

          The purpose of the annual meeting is to consider and vote upon election of directors. If a proxy in the form distributed by Old Kent is properly executed and returned to Old Kent, the shares represented by that proxy will be voted at the annual meeting of Old Kent shareholders and at any adjournment of that meeting. Where a shareholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in this Proxy Statement and in accordance with the judgment of the persons named as proxies with respect to any other matter that may come before the meeting.

          A proxy may be revoked at any time prior to its exercise by writ-ten notice delivered to the Secretary of the Corporation or by attending and voting at the annual meeting.

          Solicitation of proxies will be made initially by mail. Old Kent directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise com-municate with the beneficial owners of shares held by them. Old Kent has engaged Corporate Investor Communications, Inc. at an estimated cost of $5,500 to assist in solicitation of proxies from brokers and other nominee shareholders. All expenses of solicitation of proxies will be paid by Old Kent.


Election of Directors

          The board of directors proposes that the following seven nominees be elected as directors for terms expiring at the annual meeting to be held in the years indicated below:






                   Nominee                 Term Expiring in
               John D. Boyles                     1998
               Richard M. DeVos, Jr.              1998
               John P. Keller                     1998
               Robert L. Sadler                   1998
               David J. Wagner                    1998
               James P. Hackett                   1997
               Erina Hanka                        1997

A plurality of the shares voting is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

          The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Old Kent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.


                      YOUR BOARD OF DIRECTORS RECOMMENDS A
                 VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS


Voting Securities

          Holders of record of Common Stock at the close of business on February 21, 1995, will be entitled to vote at the annual meeting of share-holders on April 17, 1995, and any adjournment of that meeting. As of February 21, 1995, there were 42,981,852 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter presented for shareholder action.

          The following table sets forth information concerning the number of shares of Common Stock held as of December 31, 1994, by the only share-holder who is known to Old Kent management to have been the beneficial owner of more than 5% of the outstanding shares of Common Stock as of that date:






                              -2-

                            Amount and Nature of Beneficial Ownership(1)

                         Sole Voting      Shared Voting     Total
Name and Address of     and Dispositive   or Dispositive   Beneficial   Percent
Beneficial Owner             Power           Power(2)      Ownership    of Class
Old Kent Bank
  One Vandenberg Center
  Grand Rapids,
  Michigan 49503 (3)       2,397,832       3,290,955       5,688,787      8.1%

          The following table shows certain information concerning the number of shares of Common Stock held as of December 31, 1994, by each of Old Kent's directors and nominees for director, each of the named executive officers and all of Old Kent's directors and executive officers as a group:

                           Amount and Nature of Beneficial Ownership(1)

                         Sole Voting      Shared Voting     Total
                       and Dispositive   or Dispositive   Beneficial   Percent
                            Power           Power(2)      Ownership    of Class
    Name of
Beneficial Owner
J. M. Bissell              6,985                --          6,985          *
J. D. Boyles              31,692                --         31,692          *
J. C. Canepa             348,246(4)            600        348,846(4)       *
R. M. DeVos, Jr.           3,387                --          3,387          *
James P. Hackett              --                --             --          *
E. Hanka                      --             1,040          1,040          *
E. D. Holton               3,350             4,819          8,169          *
M.J. Jandernoa             4,995                --          4,995          *
J. P. Keller               5,544                --          5,544          *
J. K. Myers                3,133                --          3,133          *
W. U. Parfet               2,683                --          2,683          *
P. A. Pierre               2,051                --          2,051          *
R. L. Sadler              49,111(4)        105,959        155,070(4)       *
P. F. Secchia             58,335               200         58,335          *
B. P. Sherwood, III       89,525(4)            165         89,690(4)       *
D. J. Wagner             108,484(4)         27,272        135,756(4)       *
T. D. Wisnom             101,188(4)          1,386        102,574(4)       *

All directors and
  executive officers
  as a group           1,223,108(4)        186,915      1,410,023(4)     3.25%
______________________________

*  Less than 1%

                              -3-
 (1) The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares which under applicable regulations are con-sidered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any per-son who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. These numbers do not include shares held in various fiduciary capacities through the trust department of Old Kent Bank and Old Kent Bank (Illinois), each an Old Kent subsidiary. Old Kent and the directors and officers of Old Kent, Old Kent Bank and Old Kent Bank (Illinois) disclaim beneficial ownership of shares held by the banks in fiduciary capacities.

 (2) These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint own-ership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have substantial influence by reason of relationship. Shares held in fiduciary capaci-ties by bank subsidiaries of the Corporation are not included unless otherwise indicated. The directors and officers of the Corporation may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by bank subsidiaries to some degree, but disclaim beneficial ownership of these shares.


(3) These numbers consist of shares held in various fiduciary capacities through the trust department of Old Kent Bank, an Old Kent subsidiary. Old Kent Bank also holds in various fiduciary capacities through its trust department a total of 1,398,962 shares over which it does not have or share voting or dispositive power. Old Kent Bank (Illinois), another subsidiary of Old Kent, also held a total of 119,722 shares in various fiduciary capacities through its trust department. Old Kent and the directors and officers of Old Kent, Old Kent Bank and Old Kent Bank (Illinois) disclaim beneficial ownership of these shares.


(4) These numbers include shares that may be acquired through the exercise of stock options. All stock options may be exercised within 60 days. These numbers also include shares credited to the officer's account under the Deferred Stock Compensation Plan. Under that plan, each officer is unconditionally entitled to receive stock at the end of a deferral period, but has no present voting or dispositive power over those shares. The number of shares subject to stock options and the number of shares credited under the Deferred Stock Compensation Plan for each listed person are shown below:


                              -4-

                                           Stock        Deferred
                                          Options        Stock
         Mr. Canepa                        33,380        51,015
         Mr. Wagner                        87,113        20,735
         Mr. Sadler                        19,293        19,940
         Mr. Sherwood                      14,307        22,125
         Mr. Wisnom                        24,387        15,408
         All directors and executive
           officers as a group            342,240       129,223

Board of Directors

         The Old Kent board of directors presently consists of 14 persons, 5 of whom are standing for reelection. The board of directors has determined that the number of directors of the Corporation shall be 16, and has nominated Mr. Hackett and Ms. Hanka for election to the class of directors with terms expiring in 1997.

         The board of directors is divided into three classes which are as nearly equal in number as possible. Each class of directors has a term of office of 3 years, with the term of office of one class expiring at the annual meeting of shareholders in each successive year.

         Biographical information concerning nominees for election to the board of directors at the annual meeting and existing directors whose terms of office will continue is presented below. Except as otherwise indicated, all directors and nominees have had the same principal employment for over 5 years.


Terms Expiring in 1995

         John D. Boyles (age 60) has been a director since 1985. He is an attorney with the firm of Verspoor, Waalkes, Lalley & Slotsema, P. C.

         Richard M. DeVos, Jr. (age 39) was appointed to the Board of Directors as of August 1, 1994. He is President of Amway Corporation, a direct selling company which manufactures and markets home care, personal care, and health and fitness products. He is also co-owner and Chairman of the Board of The Windquest Group, a multi-company management group, and, with his family, an owner of The Orlando Magic, a National Basketball Asso-ciation franchise. Mr. DeVos served as a director of Old Kent Bank from 1987 until his appointment to the Old Kent Board.

         John P. Keller (age 55) has been a director since 1988. He is President of Keller Group, Inc., a diversified manufacturer. Mr. Keller is also a director of A.M. Castle Co.




                              -5-
         Robert L. Sadler (age 59) is Vice Chairman of the Board of Old Kent. He is also President of Old Kent Bank (since July 1, 1994). He has been a director of Old Kent since 1976 and has served Old Kent in various other executive capacities since 1972.

         David J. Wagner (age 40) is President and Chief Executive Officer of Old Kent and Chairman of the Board and Chief Executive Officer of Old Kent Bank. Mr. Wagner was appointed by the Board of Directors to assume the position of Chief Executive Officer of Old Kent effective March 1, 1995. He has been a director of Old Kent since 1992. He was Executive Vice President of Old Kent from 1991 until March 1, 1994, was President of Old Kent Bank from 1986 until July 1, 1994, has been Chief Executive Officer of Old Kent Bank since 1989 and has been a director of Old Kent Bank since 1986. Previously, he served Old Kent in various other executive capacities. Mr. Wagner is also a director of Autocam Corporation.


Terms expiring in 1996

         John M. Bissell (age 64) has been a director of Old Kent since 1972 and was previously a director of Old Kent Bank from 1971. He is Chairman and Chief Executive Officer of BISSELL Inc., a manufacturer of homecare, healthcare and graphics products. Mr. Bissell is also a director of Coastal Corporation.

         John C. Canepa (age 64) is Chairman of the Board of Old Kent. He has been a director and officer of Old Kent since 1972. He was Chairman of the Board of Old Kent Bank until July 1, 1994. He has been Chairman of the Board of Old Kent since 1988. He relinquished the titles of President of Old Kent and Chairman of the Board of Old Kent Bank in 1994, and he relin-quished the title of Chief Executive Officer of Old Kent effective March 1, 1995. Mr. Canepa is also a director of ThornApple Valley, Inc. and Foremost Corporation of America.

         William U. Parfet (age 48) has been a director since 1987. He is President and Chief Executive Officer of Richard-Allan Medical Industries, Inc., a manufacturer of surgical instruments and medical supplies. He was previously Vice Chairman of The Upjohn Company, a manufacturer of pharma-ceutical, chemical and agricultural products, during 1993 and President of The Upjohn Company from 1991 until 1993. Prior to 1991, he served The Upjohn Company in other executive capacities. Mr. Parfet is also a direc-tor of The Upjohn Company, CMS Energy Corporation, Stryker Corp. and Universal Foods.

         Percy A. Pierre (age 56) has been a director since 1992. He is Vice President for Research and Graduate Studies and Professor of Elec-trical Engineering at Michigan State University. Dr. Pierre is also a director of CMS Energy Corporation.





                              -6-
         Peter F. Secchia (age 57) has been a director since 1993. He is Chairman of the Board and a director of Universal Forest Products, Inc., a manufacturer and distributor of building supplies. From 1989 until 1993, he was United States Ambassador to Italy. Mr. Secchia previously served as a director of Old Kent Bank in 1988 and 1989.


Terms Expiring in 1997

         James P. Hackett (age 39) has been nominated for a two-year term expiring in 1997. Mr. Hackett is President and Chief Executive Officer of Steelcase Inc., a manufacturer of office systems. He was Executive Vice President and Chief Operating Officer of Steelcase North America from August 1994 until December 1994, Executive Vice President of Steelcase Ventures from April 1994 until August 1994, and President of Turnstone (a Steelcase subsidiary) from August 1993 until August 1994. Previously, he served Steelcase in various other executive capacities.

         Erina Hanka (age 52) has been nominated for a two-year term ex-piring in 1997. Ms. Hanka is President of Suspa Inc., a manufacturer of gas cylinders for various applications within the automotive, office fur-niture and electronics industries. Ms. Hanka has been a director of Old Kent Bank since 1988.

         Earl D. Holton (age 61) has been a director since 1985. He is President of Meijer, Inc., a food and general merchandise retailer.
Mr. Holton is also a director of CMS Energy Corporation.

         Michael J. Jandernoa (age 44) has been a director since 1993. He is Chairman of the Board and Chief Executive Officer, and a director, of Perrigo Company, a manufacturer and marketer of store brand health and per-sonal care products. Prior to 1991, he was President and Chief Executive Officer of Perrigo Company. Mr. Jandernoa served as a director of Old Kent Bank from 1987 until his appointment to the Old Kent board.

         Jerry K. Myers (age 54) has been a director since 1991. He is a private investor. Previously he was President and Chief Executive Officer of Steelcase Inc., a manufacturer of office systems from 1990 until 1994, and Executive Vice President and General Manager of the Automotive Sector of TRW, Inc., a manufacturer of automotive parts, and space and defense information systems, from 1987 until 1990. Mr. Myers is also a director of Autocam Corporation.

         B. P. Sherwood, III (age 59) is Vice Chairman of the Board and Treasurer of Old Kent. He is also Chairman of the Board of Old Kent Bank (Illinois) (since July 1, 1994). He has been an Old Kent director since 1985 and an officer since 1983. Prior to 1989, he served Old Kent in various other executive capacities.

         The Old Kent board of directors has four standing committees:



                              -7-
         Executive Committee. The Executive Committee may exercise all powers and authority of the board of directors in the management of the business and affairs of Old Kent, except to the extent that delegation is prohibited by law. Messrs. Bissell, Canepa, Holton, Keller, Sadler and Sherwood presently serve on this committee. The Executive Committee did not meet during 1994.

         Audit Committee. The duty of the Audit Committee is to cause suitable examinations of the financial records and operations of Old Kent and its subsidiaries to be made by the internal auditor of Old Kent through a program of continuous internal audits, to recommend to the board of di-rectors the employment of independent certified public accountants to audit the financial statements of Old Kent and its subsidiaries and make such additional examinations as the committee deems advisable, to review reports of examination of Old Kent and its subsidiaries received from regulatory authorities, and to report to the board of directors at least once each calendar year the results of examinations made and such conclusions and recommendations as the committee deems appropriate. Messrs. Boyles, DeVos, Jandernoa, Keller and Secchia, and Dr. Pierre serve on this committee. The Audit Committee met 4 times during 1994.

         Personnel Committee. The Personnel Committee administers Old Kent's various officer and employee compensation, benefit and retirement plans. This committee also reviews key personnel policies and programs, including individual salaries of executive officers, and submits recommen-dations to the board of directors. Directors who are also employees of Old Kent or its subsidiaries and who may participate in the plans which this committee administers may not serve on this committee. Messrs. Bissell, Holton, Myers and Parfet are presently members of this committee. The Personnel Committee met 5 times during 1994.

         Committee on Directors. The Committee on Directors proposes and considers suggestions as to candidates for the board of directors, reviews and recommends to the board modifications to the directors' retirement policy and proposes to the board a slate of directors for submission to the shareholders at each annual meeting. Messrs. Boyles and Holton presently serve on this committee. The Committee on Directors met one time during 1993. The Committee on Directors will consider candidates suggested by shareholders for nomination by the board of directors. A shareholder wishing to make a suggestion should submit that suggestion in writing to Mr. John C. Canepa, Chairman of the Board.

         A shareholder of record of shares of a class entitled to vote at any annual meeting of shareholders or at any special meeting of share-holders called for election of directors (an "Election Meeting") may make a nomination at the Election Meeting if, and only if, that shareholder has first delivered, not less than 120 days prior to the date of the Election Meeting in the case of an annual meeting, and not more than 7 days follow-ing the date of notice of the Election Meeting in the case of a special meeting, a notice to the Secretary of the Corporation setting forth with



                              -8-
respect to each proposed nominee: the name, age, business address and residence address of the nominee; the principal occupation or employment of the nominee; the number of shares of capital stock of the Corporation that are beneficially owned by the nominee; a statement that the nominee is willing to be nominated and to serve; and such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee.

         During 1994, the Old Kent board of directors held 7 meetings.
All incumbent directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year, except for Mr. DeVos who attended 2 of the 3 meetings held during the period he has served as a director.

Personnel Committee Report on Executive Compensation

         The Personnel Committee of Old Kent's board of directors reviews the Corporation's key personnel policies and programs, including individual salaries of executive officers, and submits recommendations to the board of directors. Directors who are also employees of Old Kent or its subsidiar-ies do not serve on this committee.

         The Corporation has engaged a nationally recognized compensation consulting firm to assist the Personnel Committee and the board of direc-tors to formulate compensation policies and determine appropriate compensa-tion levels. This firm reports directly to the Personnel Committee.

         Superior financial performance is Old Kent's primary business objective. Long-term relative total return to shareholders is considered by Old Kent to be the primary measure of financial performance. Old Kent focuses on maintaining and improving its return on equity as a means to achieve the highest possible relative total return to shareholders.

         For compensation purposes, Old Kent compares itself to a peer group of companies which is selected annually at the beginning of the year based on the recommendations of its consulting firm and may change from year to year. The peer group selected for 1994 included 16 regional bank holding companies with assets in the $7 billion to $21 billion range, with emphasis placed on midwest regional bank holding companies. Ten of these 16 companies are included among the companies comprising the KBW 50 Index presented in the Stock Performance Table below. Old Kent's return on equity has consistently exceeded that of the peer group. For the year ended December 31, 1994, Old Kent's return on equity was 16.04% compared to a median return on equity of 15.65% for other members of the peer group. Old Kent's return on equity was the 8th highest of the 16 companies in its peer group.

         The Personnel Committee has broad discretionary authority to determine and recommend compensation and benefits. The Personnel Committee



                              -9-
intends base cash compensation and benefits to be competitive. Base com-pensation is considered to be competitive if it is at or near the 50th percentile. To attract and retain management talent, the Personnel Commit-tee generally seeks to provide base compensation and benefits at or near the 50th percentile of the peer group, although the Personnel Committee may approve higher or lower compensation or benefits if it considers deviation from the norm to be appropriate. During 1994, the base compensation of executive officers named in this proxy statement was intended to approxi-mate the 50th percentile of the peer group.

         The Corporation also provides short- and long-term incentive compensation programs to encourage superior performance. It is the Corpo-ration's policy that above average compensation will be paid for above average performance.

         Annual incentive bonuses are intended to reward executives for achieving specific goals, to motivate executives to work more effectively, and to focus executives' attention on specific areas of major importance. Annual incentive bonuses may be paid, in cash, based on performance against specific corporate, business unit and individual criteria. Corporate per-formance is measured entirely by return on equity. Business unit perfor-mance is measured against specific criteria which vary widely from unit to unit. These criteria are recommended by senior management and approved by the Personnel Committee at the beginning of each year, and may include factors such as net income growth, loan quality improvement, achieving in-creases in operating efficiency, and completion of specified strategic actions. Individual performance criteria are tailored to an individual's job description and relate to achieving specified goals in that position. Individual performance criteria are determined at the beginning of each year in a dialogue between the individual and a senior officer, and gen-erally involve highly specific individual goals and tasks that vary widely from individual to individual.

         The Chief Executive Officer's annual incentive bonus is based entirely on corporate performance. The annual incentive bonuses of other senior executive officers are based on allocations of corporate, business unit, and individual performance components which vary from individual to individual based on position and function. The annual incentive bonuses of other executive officers named in this Proxy Statement are based on corpo-rate performance (50-75%), business unit performance (25% if applicable), and individual performance (25%).

         Each executive officer is assigned a target bonus amount at the beginning of each year. The amount of the target bonus is recommended by the Personnel Committee, in its discretion, based in part on consultation with the Corporation's compensation consultants. Target bonuses in 1994 were equal to 50% of base compensation for the Chief Executive Officer and 45% of base compensation for all other executive officers named in this proxy statement. At the end of each year, a bonus may be awarded to each executive officer in an amount which is equal to, greater than, or less



                              -10-
than the target bonus based on a discretionary assessment of performance against the criteria previously specified for that officer. This evalua-tion considers corporate performance and, if applicable to an officer's specified performance criteria, business unit performance and individual performance. Under the Corporation's present policies, no executive officer may be paid a bonus which is greater than 150% of his or her target bonus, and no incentive bonuses will be paid if the Corporation's return on equity is below the 25th percentile of the Corporation's peer group.

         Long-term incentives are provided to reward executives for achieving the long-term goal of increasing shareholder value and to protect against too much emphasis on short-term results. All of the Corporation's long-term incentive programs involve stock options or stock awards. Stock ownership by senior executives is considered to be very important. Through use of stock as a basis for compensation, executives' long-term incentives are tied to shareholder value. It is the Corporation's practice to grant deferred stock compensation awards and stock option grants to senior of-ficers annually at levels determined with reference to fixed percentages of base salary. The Chief Executive Officer generally has received an award of deferred stock having a value equal to 45% of his base salary and a grant of stock options having an aggregate exercise price equal to 60% of his base salary. Other executive officers named in this Proxy Statement generally have received awards of deferred stock having values of up to 40% of their base salaries and grants of stock options having aggregate exer-cise prices of up to 50% of their base salaries. All stock options are granted at prices equal to the fair market value of the subject stock at the date of grant. The Personnel Committee considers the level of such awards annually and generally seeks to maintain awards at consistent levels relative to cash compensation from year to year, although it retains dis-cretion to alter those levels in any particular year.

         During 1994, the Personnel Committee recommended and the Board of Directors approved an extraordinary award of stock options to Mr. Wagner in connection with his appointment to the position of President of the Corpo-ration. That award was intended by the Committee and the Board to provide a stock-based stake in the future performance of the Corporation which would be appropriate to his new position, and was consistent with the Corporation's past practice.

         Mr. Canepa's base salary for 1994 was fixed at a level which was intended to approximate the 50th percentile of base compensation paid to chief executive officers by other bank holding companies in Old Kent's peer group.

         Mr. Canepa's annual incentive bonus is based entirely on corpo-rate performance. For this purpose, corporate performance is determined with reference to a comparison of the Corporation's return on equity to that of Old Kent's peer group. The bonus paid to Mr. Canepa for 1994 was 125% of his target bonus, reflecting the fact that the Corporation's return on equity exceeded the median return on equity of the peer group.



                              -11-
         Mr. Canepa's long-term incentive compensation included an award under the Deferred Stock Compensation Plan and a grant of stock options. His award under the Deferred Stock Compensation Plan was set at a level equal in value to 45% of his annual salary. The stock options granted to Mr. Canepa permit him to purchase shares which had an aggregate market value equal to 60% of his annual salary on the date of grant. These levels, which are consistent with the Corporation's established practice, were recommended by the Personnel Committee in its discretion after con-sidering corporate performance, measured by return on equity, in the pre-ceding year and the levels of such awards made to Mr. Canepa in prior years.

         In 1993, Congress amended the federal Internal Revenue Code to add Section 162(m). This new section provides that publicly held corpora-tions may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. Old Kent has ex-amined its executive compensation policies in light of Section 162(m) and the regulations that have currently been proposed by the Internal Revenue Service to implement that section. If the Internal Revenue Service adopts regulations under Section 162(m) substantially as they have been proposed, it is not expected that any portion of the Corporation's deduction for em-ployee remuneration will be disallowed in 1995 or in future years by reason of awards granted in 1995. The Personnel Committee intends to review the Corporation's executive compensation policies at a later date, when final regulations have been adopted, and to propose appropriate modifications to the Corporation's executive compensation plans and program with a view toward implementing the Corporation's compensation policy in a manner that avoids or minimizes any disallowance of tax deductions under
Section 162(m).

         During 1994, all recommendations of the Personnel Committee were unanimously approved by the board of directors without modification.

                             Respectfully submitted,

                             John M. Bissell, Chairman
                             Earl D. Holton
                             Jerry K. Myers
                             William U. Parfet














                              -12-
Stock Performance

         The following graph compares the cumulative total shareholder return on Old Kent Common Stock to the Standard & Poor's 500 Stock Index and the KBW 50 Index. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The KBW 50 Index is a market capitalization weighted bank stock index published by Keefe, Bruyette & Woods, Inc., an investment banking firm which specializes in the banking industry. The KBW 50 Index is composed of 50 money center and regional bank holding companies, including 10 of the 16 regional bank holding companies in the peer group used by Old Kent for compensation purposes (see the Personnel Committee Report above). The Standard & Poor's 500 Stock Index and the KBW 50 Index both assume dividend reinvestment. Cumulative total return is measured by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period.


                           [STOCK PERFORMANCE GRAPH]
































                              -13-
         The dollar values for total shareholder return plotted in the graph above are shown in the table below:

                      OKEN       KBW 50    S&P 500
              1989   $100.0      $100.0    $100.0
              1990     87.0        71.8      96.9
              1991    135.6       113.7     126.4
              1992    205.2       144.8     136.1
              1993    189.3       152.9     149.8
              1994    196.4       144.8     151.7

Compensation of Executive Officers and Directors

         Old Kent's compensation and benefit programs for its senior executive officers include the following components:

         Salary. Old Kent's objective is to provide base pay at levels which are competitive with its peer group of bank holding companies.

         Bonus. All executive officers are participants in an annual incentive plan. Under that plan, the Personnel Committee and senior management establish a target award and a set of perfor-mance factors, which may include various elements of corporate, business unit and individual performance for each executive officer. A bonus may be paid in cash at the end of the year based on an assessment of performance against the designated factors.

         Long-term Incentives. To provide senior executive officers with long-term incentives, it is the practice of the Corporation to grant stock options and share awards under the Corporation's De-ferred Stock Compensation Plan. Annual awards are determined by the Personnel Committee based on a percentage of each officer's base compensation and a discretionary evaluation of performance. All stock options are granted at prices equal to the fair market value of the subject stock at the date of grant. The purposes of these long-term incentives are to reward executives for achieving longer-term strategic goals, to retain executives, to protect against too much emphasis on short-term results, to provide a means for capital accumulation and to promote stock ownership.

         Retirement Benefits. Old Kent provides all eligible employees retirement benefits under the qualified Old Kent Retirement In-come Plan. In addition, employees are offered an opportunity to save for retirement, with savings supplemented by the Corpora-tion, under the qualified Old Kent Thrift Plan. Supplemental, nonqualified programs are provided for executive officers. The

                              -14-
         objective of these programs is to provide retirement benefits and savings opportunities for executives in proportion to compensa-tion without the constraints imposed by law on qualified plans. Perquisites. Old Kent's practice is to maintain a conservative level of perquisites and personal benefits. The dollar value of perquisites and personal benefits provided to executive officers does not exceed the lesser of either $50,000 or 10% of each executive officer's respective annual salary and bonus.

Old Kent's various compensation and benefit programs, and the levels of compensation and benefits provided under those programs, are described in more detail below.

         The following table shows certain information concerning the com-pensation of each of Old Kent's five most highly compensated executive of-ficers for services rendered during each of the three years in the period ended December 31, 1994:

                           SUMMARY COMPENSATION TABLE
                                              Long Term
                                            Compensation
                   Annual Compensation          Awards
                                                                      All
  Name and                                    Restricted  Shares     Other
  Principal                                     Stock   Underlying  Compen-
  Position(1)        Year  Salary(2) Bonus(2)  Awards(3) Options(#) sation(4)
John C. Canepa       1994  $610,000  $381,250  $273,541   10,765    $19,726
Chairman of          1993   570,000   356,250   253,474   10,690     18,084
the Board, and       1992   530,000   397,500   240,786   11,925     17,946
Chief Executive
Officer of
Old Kent

David J. Wagner      1994   325,000   186,469   145,663   50,000     10,945
President of Old     1993   275,000   160,875   108,790    4,295      9,175
Kent and and         1992   240,000   163,900    96,912    4,500      8,182
Chairman of the
Board and Chief
Executive Officer
of Old Kent Bank

B. P. Sherwood, III  1994   315,000   177,188   125,507    4,635     10,613
Vice Chairman of     1993   295,000   165,938   116,696    4,610      9,826
the Board and        1992   270,000   173,137   109,026    5,063      9,205
Treasurer





                              -15-
Robert L. Sadler     1994   274,000   151,045   109,247    4,030      9,359
Vice Chairman of     1993   257,000   144,563   101,674    4,015      8,647
the Board of         1992   240,000   273,500    96,912    4,500      8,182
Old Kent and
President of Old
Kent Bank

Thomas D. Wisnom     1994   214,000   120,380    85,365    3,150      7,269
Executive Vice       1993   198,000   109,148    78,272    3,095      6,633
President            1992   182,000   108,518    73,492    3,413      6,205

(1) Capacities indicated are with Old Kent unless otherwise stated. Capacities indicated are those in which a majority of compensation was paid if capacities changed during the year.

(2) Includes compensation deferred under the Old Kent Thrift Plan, the Old Kent Executive Thrift Plan and the Old Kent Deferred Compensation Plan.

(3) All reported awards were under the Deferred Stock Compensation Plan. These awards vest at the date of grant. Participants in this plan also accrue earnings equal to dividends which would have been paid on shares deferred. The numbers of shares credited to the account of each named individual under this plan and the aggregate value of those shares as of December 31, 1994, are:

                                            Aggregate
                        Deferred Stock        Value
     Mr. Canepa             51,015          $1,543,204
     Mr. Wagner             20,735             627,234
     Mr. Sherwood           22,125             669,281
     Mr. Sadler             19,940             603,185
     Mr. Wisnom             15,408             466,092

(4) All other compensation includes: (a) Corporation matching contri-butions under the Old Kent Thrift Plan; (b) Corporation matching contributions under the Old Kent Executive Thrift Plan; and
    (c) amounts paid by the Corporation for term life insurance. The amounts included for each such factor are:

                                      Executive         Life
                     Thrift Plan     Thrift Plan      Insurance
     Mr. Canepa         $1,733        $16,748          $1,245
     Mr. Wagner          1,733          8,046           1,166
     Mr. Sherwood        1,733          7,750           1,130
     Mr. Sadler          2,772          5,510           1,077
     Mr. Wisnom          1,733          4,736             800



                              -16-
         It is the Corporation's practice to award stock options annually to key policy-making members of management. Stock options have been an important component of the Corporation's executive compensation program for many years. Stock options are believed to help align the interests of senior management with the interests of shareholders by promoting stock ownership by senior executive officers and by rewarding them for apprecia-tion in the price of the Corporation's Common Stock. Stock options which were granted, exercised or outstanding during 1994 were granted under various stock option plans. All of the Corporation's stock option plans have been approved by the Corporation's shareholders.

         Stock options entitle an executive to buy shares of Old Kent Common Stock during a specified time period at a specified price. Subject to restrictions imposed by the plans, the Personnel Committee in its dis-cretion determines who will be granted options, how many shares will be the subject of options, and the form of consideration that may be paid upon the exercise of an option. Although plan documents authorize stock apprecia-tion rights, no stock appreciation rights were outstanding at the date of this Proxy Statement.

         The following tables set forth information concerning stock options granted to and exercised by the specified individuals during the last fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR
                             % of
                             Total
                   Number   Options                          Potential
                  of Shares Granted                      Realizable Value
                   Under-   to Em-                       at Assumed Annual
                    lying   ployees  Exercise              Rates of Stock
                   Options In Fiscal  Price  Expiration  Price Appreciation
    Name         Granted(1)  Year   ($/Share)   Date      for Option Term
                                                        0%      5%        10%
John C. Canepa       10,765   5.8%  $33.875  6-20-04   0   $  229,348 $  581,149

David J. Wagner      50,000  27.0    33.875  6-20-04   0    1,065,250  2,699,250

B. P. Sherwood, III   4,635   2.5    33.875  6-20-04   0       98,749    250,220

Robert L. Sadler      4,030   2.2    33.875  6-20-04   0       85,859    217,560

Thomas D. Wisnom      3,150   1.7    33.875  6-20-04   0       67,111    170,053

(1) The per share exercise price of each option is equal to the market value of Common Stock on the date each option is granted. All outstanding options were granted for a term of 10 years. Options


                              -17-
    terminate, subject to certain limited exercise provisions, in the event of death, retirement or other termination of employment. All options are currently exercisable. All options permit the option price to be paid by delivery of cash or other shares of Common Stock owned by the option holder, including shares acquired through the exercise of options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES
                                           Number of
                                             Shares         Value of
                                           Underlying      Unexercised
                                           Unexercised    In-the-Money
                                           Options at      Options at
                  Number of                 Year End        Year End
              Shares Acquired     Value    Exercisable/    Exercisable/
  Name          on Exercise(1)  Realized  Unexercisable   Unexercisable
John C. Canepa         --         --         33,380/0      $   39,710/0

David J. Wagner         689    $  18,103     87,113/0         390,531/0

Robert L. Sadler       --         --         19,293/0          94,814/0

B. P. Sherwood, III    --         --         14,307/0          16,856/0

Thomas D. Wisnom     11,500     $252,696     24,387/0         199,072/0
_________________________

(1) The number of shares shown is the gross number of shares covered by options exercised. Officers may deliver other shares owned in payment of the option price, resulting in a smaller net increase in their share holdings.

         All officers and employees of Old Kent who satisfy eligibility requirements are participants in the Old Kent Retirement Income Plan, a qualified defined benefit plan. The Internal Revenue Code limits the maxi-mum annual pension from a qualified plan. The executive officers named above and certain other management employees also participate in the Old Kent Executive Retirement Income Plan, a nonqualified retirement plan. Participants in the Executive Retirement Income Plan will receive supple-mental retirement benefits equal to the difference between the benefits to which they are entitled under the Old Kent Retirement Income Plan and the benefits to which they would have been entitled under that plan as in effect on December 31, 1988, if those benefits were based on compensation including compensation deferred by the executive and if the annual limits on compensation and benefits and other applicable limits specified in the Internal Revenue Code did not apply.

                              -18-
         The following table illustrates the combined benefit levels of the Old Kent Retirement Income Plan and the Old Kent Executive Retirement Income Plan for Old Kent's executive officers if they retire at age 65 at the annual levels of average remuneration and years of service indicated:

                               PENSION PLAN TABLE
     Average                       Years of Benefit Service
Remuneration, Age 65          10         15       20     25 or more
     $  100,000           $ 24,000  $ 36,000  $ 48,000   $ 60,000
        300,000             72,000   108,000   144,000    180,000
        500,000            120,000   180,000   240,000    300,000
        700,000            168,000   252,000   336,000    420,000
        900,000            216,000   324,000   432,000    540,000
      1,100,000            264,000   396,000   528,000    660,000
      1,300,000            312,000   468,000   624,000    780,000

         The benefits shown in the table above will be reduced by 50% of primary social security payments. The annual compensation shown in the Summary Compensation Table above is representative of the most recent calendar year compensation used in calculating average remuneration for the Old Kent Retirement Income Plan and the Old Kent Executive Retirement Income Plan. As of December 31, 1994, Mr. Sherwood, Mr. Sadler and
Mr. Wisnom had 25 credited years of service (the maximum) under those plans, Mr. Canepa had 24 and Mr. Wagner had 17.


Executive Severance Agreements

         Old Kent has entered into executive severance agreements with the executive officers named above. These agreements provide severance benefits if the officer's employment is terminated within 36 months after a change in control or within 12 months before a change in control if the Corporation terminates his employment in contemplation of a change in con-trol and to avoid the agreement. For the purposes of these agreements, a "change in control" is any occurrence reportable as such in a proxy state-ment under applicable rules of the Securities and Exchange Commission, and would include, without limitation, the acquisition of beneficial ownership of 25% of the Corporation's voting securities by any person or an extraor-dinary change in the composition of the board of directors. Severance benefits will not be payable if the Corporation terminates the employment for cause, if employment terminates due to the executive officer's death or disability, or if the executive officer resigns without good reason. An executive officer may resign with "good reason" after a change in control and retain benefits if the Corporation reduces the officer's salary or bonus, assigns duties inconsistent with the officer's prior position, or shifts the officer's job location more than 50 miles. Executive severance agreements are for self-renewing terms of 3 years unless the Corporation


                              -19-
takes action to stop further extensions. The agreement is automatically extended for a 3-year term from the date of a change in control. These executive severance agreements provide a severance benefit of a lump-sum payment equal to 3 years' salary and bonus, and continuation of health, life and disability insurance coverage for 3 years. Severance benefits are capped to avoid tax penalties.


Compensation of Directors

         Each director of Old Kent who is not compensated as an officer is paid an annual retainer of $15,000 and a fee of $800 for each meeting of the board of directors attended. Directors who serve on committees appointed by the board of directors are paid $800 for each committee meeting attended, and each committee chairman who is not compensated as an officer is paid an additional retainer of $2,000 per year. Directors are reimbursed for travel expenses for meetings attended. Each director of Old Kent or any of its subsidiary banks may participate in the Old Kent Directors' Deferred Compensation Plan, a nonqualified deferred compensation program. This plan permits deferral of all or any portion of current directors' fees. Amounts deferred are credited with earnings as if the amounts had been invested as directed by plan participants from time to time among four funds substantially identical to the four funds available in the Old Kent Thrift Plan. One of those four funds is an Old Kent Common Stock Fund. The amount accumulated by a director in the Old Kent Directors' Deferred Compensation Plan is paid upon the expiration of the director's term in a lump-sum or annual installments over a period of up to 10 years.


Certain Relationships and Related Transactions

         Directors and officers of Old Kent and their associates were customers of and had transactions with subsidiaries of Old Kent in the ordinary course of business between January 1, 1994, and March 1, 1995.
All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.


Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Securities Exchange Act of 1934 requires Old Kent's directors and officers to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Com-mission. Directors and officers are required by Securities and Exchange Commission regulations to furnish the Corporation with copies of all Sec-tion 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting


                              -20-
persons that no Forms 5 were required for those persons, Old Kent believes that, from January 1 through December 31, 1994, its directors and officers complied with all applicable filing requirements.


Independent Certified Public Accountants

         The board of directors has selected Arthur Andersen & Co. as Old Kent's principal accountant for 1995. Representatives of Arthur Andersen & Co. will be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.


Proposals of Shareholders

         Proposals of shareholders intended to be presented at the annual meeting scheduled to be held on April 15, 1996, must be received by the Corporation by November 2, 1995, to be considered for inclusion in its proxy statement and form of proxy relating to that meeting. Proposals of shareholders should be made in accordance with Securities and Exchange Commission Rule 14a-8.
































                              -21-
                                    [FRONT]

                  OLD KENT FINANCIAL CORPORATION
P R O X Y         One Vandenberg Center, Grand Rapids, Michigan 49503
                  Annual Meeting of Shareholders - April 17, 1995


         The undersigned shareholder appoints John C. Canepa,
B. P. Sherwood, III, Martin J. Allen, Jr., or any of them, each with the power to appoint his substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the share-holder would be entitled to vote on all matters which come before the annual meeting of shareholders of Old Kent Financial Corporation referred to above or any adjournment of that meeting.

         This proxy is solicited on behalf of the Board of Directors. If this proxy is properly executed, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees named on this proxy as directors. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters which may come before the meeting.



[Space for sticker]               Please sign exactly as your name appears on
                                  this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.


                                  Signature x___________________________________


                                  Signature x___________________________________


                                  Date ___________________________________, 1995

                                  [Space reserved for coding]














                                     [BACK]



1.  Election of Directors.

    [  ] FOR all nominees listed            [  ] WITHHOLD AUTHORITY to
         below (except as indi-                  vote for all nominees
         cated below)                            listed below

         John D. Boyles           John P. Keller
         Richard M. DeVos, Jr.    Robert L. Sadler
         James P. Hackett         David J. Wagner
         Erina Hanka

       Your Board of Directors recommends that you vote FOR all nominees


(Instruction: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)










                IMPORTANT! - PLEASE DATE AND SIGN THE OTHER SIDE

___________________________________________________________________________

[  ]  Please check here if you plan to attend the annual meeting in person.